Exhibit 10.22

Description of Non-Employee Director Compensation Program

Targacept, Inc. (the “Company”) maintains a non-employee director compensation program pursuant to which:

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each non-employee director who is first elected or appointed to the Board of Directors after the Company’s initial public offering receives a nonqualified option to purchase 25,000 shares of the Company’s common stock on the fifth business day after his or her election or appointment (an “Initial Option”);

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each non-employee director who is first elected or appointed as chairman of the Board of Directors after the Company’s initial public offering receives an additional Initial Option to purchase 10,000 shares of the Company’s common stock on the fifth business day after his or her election or appointment;

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each non-employee director receives on an annual basis a nonqualified option to purchase 7,500 shares of the Company’s common stock or, in the case of the chairman of the Board of Directors, an option to purchase 12,500 shares of the Company’s common stock (an “Annual Option”);

•	each non-employee director receives an annual cash retainer of $25,000 payable in quarterly installments ($45,000 in the case of the chairman of the Board of Directors); and

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each member of the Audit Committee receives an additional annual cash retainer of $6,000 ($16,000 in the case of the chairman of the committee); each member of the Compensation Committee receives an additional annual cash retainer of $5,000 ($10,000 in the case of the chairman of the committee); and each member of the Governance and Nominating Committee receives an additional annual cash retainer of $5,000 ($10,000 in the case of the chairman of the committee).

Each Initial Option vests and becomes exercisable (i) with respect to one-third of the shares subject to the Initial Option, on the earlier of the first anniversary of the grant date or the last business day before the annual meeting of stockholders that occurs in the next calendar year, provided that the recipient director remains in service on the vesting date, and (ii) with respect to the remaining two-thirds of the shares subject to the Initial Option on a pro rata quarterly basis over the next two years, if the recipient director remains in service as a director during such periods.

Each Annual Option is granted on the fifth business day after the date of the stockholders meeting at which directors are elected, if the recipient director remains in service as a director as of the grant date, and vests and becomes exercisable in full on the earlier of the first anniversary of the grant date or the last business day before the annual meeting of stockholders that occurs in the next calendar year, provided that the recipient director remains in service as a director on the vesting date.

The option price per share for both Initial Options and Annual Options is equal to the fair market value of the common stock as of the date the option is granted, as determined in accordance with the Company’s 2006 Stock Incentive Plan (or any successor plan). The option period for both Initial Options and Annual Options is 10 years. Initial Options and Annual Options granted to any director are subject to certain restrictions on exercise if his or her service on the Board of Directors terminates.